CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
  of Community Bank of Georgia, Inc.


     We consent to the use in this Registration Statement on Form SB-2 of our report dated February 28, 2003, except for Notes A1 and A4 dated April 2, 2003, relating to the balance sheet of Community Bank of Georgia, Inc., as of December 31, 2002, and the related statements of operations, changes in shareholders' deficit, and cash flows for the period from inception (August 19, 2002) through December 31, 2002, and to the reference to our firm under the caption "Experts" in the prospectus.


                         /s/  THIGPEN, JONES, SEATON & CO., PC


Dublin, Georgia
June 13, 2003


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